EXHIBIT 99.1
                                                                    ------------

[GRAPHIC OMITTED]                                                         Movado
[LOGO - MOVADO GROUP INC.]                                                  Ebel
                                                                        Concord
                                                                       ESQ SWISS
                                                                   Coach Watches
                                                          Tommy Hilfiger Watches
                                                               Hugo Boss Watches

APPROVED BY:     Rick Cote
                 Executive Vice President and
                 Chief Operating Officer
                 201-267-8000

    CONTACT:     Investor Relations
                 Suzanne Michalek
                 Director of Corporate Communications
                 201-267-8000

                 Financial Dynamics
                 Melissa Myron/Rachel Albert
                 212-850-5600

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

              MOVADO GROUP, INC. REPORTS Q3 NET SALES INCREASE 12%;
                           OPERATING PROFIT GROWS 19%
--------------------------------------------------------------------------------

         PARAMUS, NJ - DECEMBER 1, 2005 -- MOVADO GROUP, INC. (NYSE: MOV), today announced third quarter results for the period ended October 31, 2005.

THIRD QUARTER FISCAL 2006

o    Net sales increased 11.6% to $141.7 million from $127.0 million last year.

o Comparable store sales increased 10.6% at the Company's Movado boutiques versus a 12.8% gain achieved last year.

o    Gross margin remained strong at 60.8%.

o Operating profit increased 18.9% to $19.0 million versus $16.0 million last year.

o Other income for the quarter of $1.0 million included two unusual items: a gain of $2.6 million generated from the sale of a building acquired with Ebel, which more than offset a loss of $1.6 million associated with the accounting for foreign currency hedge derivatives.

o Net income was $14.1 million, or $0.54 per diluted share. The net effect of the aforementioned unusual items benefited net income and diluted earnings per share by $0.8 million and $0.03, respectively. Net income was $11.3 million, or $0.44 per diluted share, in the year-ago period.

                                    - more -

NINE-MONTH RESULTS

o    Net sales increased 15.3% to $344.8 million from $299.0 million last year.

o Comparable store sales increased 5.0% at the Company's Movado boutiques versus a 16.7% gain achieved last year.

o    Gross margin was 60.6% compared to 59.7% in the year-ago period.

o Operating profit increased 26.5% to $33.4 million versus $26.4 million last year.

o Other income for the nine-month period of $1.0 million included the aforementioned unusual items recorded in the third quarter of fiscal 2006. Other income of $1.4 million recorded in the prior year period reflected the one-time gain associated with a legal settlement the Company reached with Swiss Army Brands.

o Net income was $23.7 million, or $0.91 per diluted share, compared to $19.1 million, or $0.75 per diluted share, in the prior year period. Unusual items recorded in the nine-month period of fiscal 2006 and fiscal 2005 benefited diluted earnings per share by $0.03.

         Efraim Grinberg, President and Chief Executive Officer, commented, "In a period that presented several challenges including hurricanes and higher energy prices, we are very pleased with our overall results delivered in the third quarter. The power of our portfolio of brands enabled our company to deliver a solid 12% increase in sales and record an even stronger 19% increase in operating profit. Our Movado boutique business also gained momentum in the third quarter, reinforcing our initiatives at retail and reflecting the strength of the Movado brand."

         Rick Cote, Executive Vice President and Chief Operating Officer, stated, "Throughout fiscal 2006 we have focused on key areas where we have identified significant growth opportunities that require an increased level of investment, including the accelerated growth of ESQ, and the rebuilding of Ebel. Even as we continue to invest behind our brands and businesses, our balance sheet remains strong and provides us with excellent flexibility to continue executing our strategies."

         Mr. Grinberg concluded, "As we head into the important holiday selling season, our brands are distinctly positioned at retail, in print, and on television. With terrific products, innovative advertising campaigns and comprehensive marketing programs, we are delivering a great amount of excitement into the marketplace, which should drive consumer purchases during the important gift-giving season."

         On a GAAP basis including unusual items, Movado Group projects fully diluted earnings per share for fiscal 2006 to be in the $1.21 to $1.27 range versus $1.03 earned in fiscal 2005. Included in this guidance is an estimated $0.05 per diluted share expense related to the equity compensation of restricted stock. Excluding the aforementioned unusual items recorded in the third quarter of this year, as well as any potential impact associated with the American Jobs Creation Act (AJCA), the Company continues to project fiscal 2006 diluted earnings per share to be at the upper end of the $1.18 to $1.24 range. To the extent that Movado Group repatriates any international earnings associated with AJCA, the Company would incur a one-time income tax charge. Net sales in fiscal 2006 are now expected to grow approximately 12% from last year.

         Movado Group believes that presenting financial projections without unusual items provides a clearer picture of the Company's ongoing business.

         The Company's management will host a conference call today, December 1st at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company's website: www.movadogroupinc.com. This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, manufactures, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger and Hugo Boss watches worldwide, and operates Movado boutiques and company stores in the United States.



THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY HAS TRIED, WHENEVER POSSIBLE, TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS USING WORDS SUCH AS "EXPECTS," "ANTICIPATES," "BELIEVES," "TARGETS," "GOALS," "PROJECTS," "INTENDS," "PLANS," "SEEKS," "ESTIMATES," "PROJECTS," "MAY," "WILL," "SHOULD" AND SIMILAR EXPRESSIONS. SIMILARLY, STATEMENTS IN THIS PRESS RELEASE THAT DESCRIBE THE COMPANY'S BUSINESS STRATEGY, OUTLOOK, OBJECTIVES, PLANS, INTENTIONS OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. ACCORDINGLY, SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS AND LEVELS OF FUTURE DIVIDENDS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THESE STATEMENTS. THESE RISKS AND UNCERTAINTIES MAY INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO SUCCESSFULLY INTRODUCE AND SELL NEW PRODUCTS, THE COMPANY'S ABILITY TO SUCCESSFULLY INTEGRATE THE OPERATIONS OF NEWLY ACQUIRED AND/OR LICENSED BRANDS WITHOUT DISRUPTION TO ITS OTHER BUSINESS ACTIVITIES, CHANGES IN CONSUMER DEMAND FOR THE COMPANY'S PRODUCTS, RISKS RELATING TO THE RETAIL INDUSTRY, IMPORT RESTRICTIONS, COMPETITION, SEASONALITY AND THE OTHER FACTORS DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE STATEMENTS REFLECT THE COMPANY'S CURRENT BELIEFS AND ARE BASED UPON INFORMATION CURRENTLY AVAILABLE TO IT. BE ADVISED THAT DEVELOPMENTS SUBSEQUENT TO THIS PRESS RELEASE ARE LIKELY TO CAUSE THESE STATEMENTS TO BECOME OUTDATED WITH THE PASSAGE OF TIME.


                               (Tables to follow)

                               MOVADO GROUP, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

                                                            THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                OCTOBER 31,                             OCTOBER 31,
                                                       ----------------------------            ----------------------------
                                                         2005                2004                2005                2004
                                                       --------            --------            --------            --------
Net sales                                              $141,736            $127,023            $344,818            $298,998

Cost of sales                                            55,563              49,882             135,821             120,494
                                                       --------            --------            --------            --------

Gross profit                                             86,173              77,141             208,997             178,504

Selling, general and administrative expenses             67,163              61,157             175,563             152,065
                                                       --------            --------            --------            --------

Operating profit                                         19,010              15,984              33,434              26,439

Other income/(expense)                                    1,008                  --               1,008               1,444
Interest expense                                          1,208                 872               2,901               2,380
                                                       --------            --------            --------            --------

Income before income taxes                               18,810              15,112              31,541              25,503

Income tax                                                4,702               3,778               7,885               6,376
                                                       --------            --------            --------            --------

Net income                                             $ 14,108              11,334            $ 23,656            $ 19,127
                                                       ========            ========            ========            ========

Net income per diluted share                           $   0.54            $   0.44            $   0.91            $   0.75
Shares used in per share computation                     26,211              25,621              26,123              25,497



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

                               MOVADO GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except per share data)
                                   (Unaudited)

                                                            OCTOBER 31,        JANUARY 31,         OCTOBER 31,
                                                               2005               2005                 2004
                                                            -----------        -----------         -----------
ASSETS

       Cash and cash equivalents                              $ 56,064           $ 63,782            $ 35,870
       Trade receivables, net                                  144,484            102,622             137,861
       Inventories                                             211,442            187,890             192,811
       Other                                                    31,622             34,515              42,540
                                                              --------           --------            --------
           Total current assets                                443,612            388,809             409,082
                                                              --------           --------            --------

       Property, plant and equipment, net                       49,109             50,283              50,105
       Other assets                                             35,449             37,858              39,972
                                                              --------           --------            --------
                                                              $528,170           $476,950            $499,159
                                                              ========           ========            ========

LIABILITIES AND SHAREHOLDERS' EQUITY

       Loans payable to banks                                 $ 44,000           $      0            $ 16,300
       Current portion of long-term debt                             0                  0               5,000
       Accounts payable                                         42,016             38,488              41,928
       Accrued liabilities                                      49,135             39,618              47,237
       Deferred and current taxes payable                        7,055              5,250              20,911
                                                              --------           --------            --------
           Total current liabilities                           142,206             83,356             131,376
                                                              --------           --------            --------

       Long-term debt                                           45,000             45,000              45,000
       Deferred and non-current income taxes                     9,741             14,827               3,291
       Other liabilities                                        17,629             17,209              13,281
       Shareholders' equity                                    313,594            316,558             306,211
                                                              --------           --------            --------
                                                              $528,170           $476,950            $499,159
                                                              ========           ========            ========


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